Exhibit 99.1

FESTIVAL FUN PARKS, LLC ENTERS INTO SENIOR CREDIT AGREEMENT WITH MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. AND SUBORDINATED INVESTMENT AGREEMENT WITH LAMINAR CAPITAL, L.P.

NEWPORT BEACH, CALIFORNIA, February 15, 2008 – Festival Fun Parks, LLC (the “Company”) has entered into a senior credit agreement with Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”) and an investment agreement with Laminar Direct Capital L.P. (“Laminar”) and certain other financial institutions.

The Company signed a $141,500,000 senior credit agreement (the “Credit Agreement”) dated as of February 6, 2008 among the Company as borrower and Merrill Lynch, in its capacity as agent for the lenders, whereby, the lenders thereunder will provide a seven year term loan facility and revolving credit facility to the Company (the “senior financing”).  Simultaneously, with the entry into the Credit Agreement, the Company signed a $61,500,000 investment agreement (the “Investment Agreement”) dated as of February 6, 2008 among the Company and Laminar, in its capacity as agent for the lenders, which is subordinated to the senior financing (the “subordinated financing”).

On January 30, 2008, the Company and Palace Finance, Inc. announced the extension of their cash tender offer to purchase any and all of their outstanding 10 7/8% Senior Notes due 2014.  The Company will use the proceeds of the senior financing and subordinated financing to finance the note purchase, together with refinancing existing credit facilities within the group and for working capital purposes.

As described in the Credit Agreement and Investment Agreement, one of the conditions to the senior financing and subordinated financing that has been arranged by the Company is that the landlords under certain leases must provide waivers to the new lenders.  The Company expects that this financing condition and all other conditions to financial close will be satisfied next week.